Exhibit 5.1

Faegre Baker Daniels LLP
600 East 96th Street • Suite 600
Indianapolis • Indiana 46240-3789
Phone +1 317 569 9600
Fax +1 317 569 4800

August 4, 2017

Washington Prime Group Inc.

Washington Prime Group, L.P.

180 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

We have acted as Indiana counsel for Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership”), and Washington Prime Group Inc., an Indiana corporation and the sole general partner of the Operating Partnership (the “Company”), in connection with the issuance and sale by the Operating Partnership of $750 million aggregate principal amount of its 5.950% Notes due 2024 (the “Notes”) pursuant to the Underwriting Agreement, dated August 1, 2017 (the “Underwriting Agreement”), by and among the Operating Partnership, the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC, Jefferies LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein.  In that capacity, and for purposes of this opinion letter, we have reviewed:

(a)                                 The Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) by the Company on August 21, 2015, as amended by Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed with the Commission by the Company and the Operating Partnership on July 31, 2017 (Registration Nos. 333-206500 and 333-206500-01) (as amended, the “Registration Statement”), and the Prospectus constituting a part thereof, dated July 31, 2017, relating to the issuance from time to time of debt securities of the Operating Partnership pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);

(b)                                 The Prospectus Supplement, dated August 1, 2017, to the above-mentioned Prospectus relating to the Notes and filed with the Commission pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”);

(c)                                  The Indenture, dated as of March 24, 2015 (the “Base Indenture”), between the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”);

(d)                                 The Second Supplemental Indenture, dated as of August 4, 2017, between the Company and the Trustee, including the form of Note attached thereto;

(e)                                  The Underwriting Agreement;

(f)                                   The Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Amended and Restated Certificate of Limited Partnership of the Operating Partnership, and the Amended and Restated Limited Partnership Agreement of the Operating Partnership, each as amended to the date hereof;

(g)                                  Certain resolutions adopted by (i) the Board of Directors of the Company, acting on behalf of the Company, for itself and in its capacity as the general partner of the Operating Partnership; (ii) the Company, as the general partner of the Operating Partnership; and (iii) the Pricing Committee of the Board of Directors of the Company, acting on behalf of the Company, for itself and in its capacity as the general partner of the Operating Partnership;

(h)                                 A certificate of existence of the Company, and a certificate of existence of the Operating Partnership, each dated as of the date hereof; and

(i)                                     A certificate executed by an officer of the Company, on behalf of the Company and the Operating Partnership, dated as of the date hereof.

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as copies, (v) the authenticity of the originals of such copies, (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed, and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

This opinion letter is based as to matters of law solely upon the applicable provisions of the laws of the State of Indiana (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein).

On the basis of and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1)                                 The Company is validly existing as a corporation under the laws of the State of Indiana.

(2)                                 The Operating Partnership is validly existing as a limited partnership under the laws of the State of Indiana, and has the requisite limited partnership power under Indiana law to execute and deliver the Notes.

(3)                                 The issuance and sale of the Notes by the Operating Partnership has been duly authorized by all necessary limited partnership or corporate action of the Operating Partnership and the Company, as the Operating Partnership’s general partner.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion letter has been prepared for use in connection with the filing by the Company and the Operating Partnership of a Current Report on Form 8-K on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company and the Operating Partnership and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder. We hereby authorize Blank Rome LLP to rely upon this opinion as if it had been addressed to them.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner